Exhibit 14
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statement Nos. 333-104171, 333-52016 and 333-114797 of CNH Global N.V. on Form S-8 of our report dated April 27, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in CNH Global N.V.’s accounting policy for determining which items are treated as cash equivalents) appearing in this Annual Report on Form 20-F of CNH Global N.V. for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
April 28, 2005